Exhibit 16.1

June 24, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 17, 2025 of FTAI Aviation Ltd. and are in agreement with the statement contained in the second paragraph pertaining to our tenure as independent registered public accounting firm, the statement in the third paragraph that we were dismissed on June 17, 2025 as independent registered public accounting firm, and the statements contained in the fifth and sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP